Citigroup Global Markets Holdings Inc.	May 24, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2428 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

798,660 Contingent Income Auto-Callable Securities Due May 27, 2022

Based on the Performance of the Common Stock of MetLife, Inc.

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for quarterly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately three months after the issue date. Each of these risks will depend on the performance of the shares of common stock of MetLife, Inc. (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of common stock of MetLife, Inc. (ticker symbol: “MET”) (the “underlying share issuer”)
Aggregate stated principal amount:		$7,986,600
Stated principal amount:		$10 per security
Pricing date:		May 24, 2019
Issue date:		May 30, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation dates:		August 26, 2019, November 25, 2019, February 24, 2020, May 26, 2020, August 24, 2020, November 24, 2020, February 24, 2021, May 24, 2021, August 24, 2021, November 24, 2021, February 24, 2022 and May 24, 2022 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:		Unless earlier redeemed, May 27, 2022
Contingent coupon payment dates:		For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.
Contingent coupon:		On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.4375% of the stated principal amount of the securities (approximately 9.75% per annum) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Automatic early redemption:		If, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:		The stated principal amount of $10 per security plus the related contingent coupon payment
Potential redemption dates:		Each quarterly valuation date beginning in August 2019 and ending in February 2022
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $10 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪ If the final share price is greater than or equal to the downside threshold price: $10 + the contingent coupon payment due at maturity

▪ If the final share price is less than the downside threshold price: $10 + ($10 × the share return)

If the final share price is less than the downside threshold price, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Initial share price:		$47.83, the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the final valuation date
Downside threshold price:		$35.873, 75.00% of the initial share price
Share return:		(i) The final share price minus the initial share price, divided by (ii) the initial share price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17327P401 / US17327P4019
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.20(2)	$9.75
$0.05(3)
Total:	$7,986,600.00	$199,665.00	$7,786,935.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.67 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.20 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-08 dated February 15, 2019       Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the downside threshold price are each a “Relevant Price” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities provide an opportunity for investors to earn a quarterly contingent coupon payment, which is an amount equal to $0.24375 (2.4375% of the stated principal amount) per security, with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to 75.00% of the initial share price, which we refer to as the downside threshold price. The quarterly contingent coupon payment, if any, will be payable quarterly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the quarterly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the downside threshold price on any valuation date, investors will receive no quarterly contingent coupon payment for the related quarterly period. It is possible that the closing price of the underlying shares could be below the downside threshold price on most or all of the valuation dates so that you will receive few or no quarterly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date. Even if the closing price of the underlying shares was at or above the downside threshold price on some quarterly valuation dates, the closing price of the underlying shares may fluctuate below the downside threshold price on others.

If the closing price of the underlying shares is greater than or equal to the initial share price on any potential redemption date (beginning approximately three months after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly contingent coupon payment with respect to the related potential redemption date. If the securities have not previously been automatically redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the quarterly contingent coupon payment with respect to the final valuation date. However, if the securities have not previously been automatically redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return, which means that the payment at maturity will be less than 75.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no quarterly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying shares.

May 2019	PS-2

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent coupon payment equal to 2.4375% of the stated principal amount with respect to each valuation date on which the closing price of the underlying shares is greater than or equal to 75.00% of the initial share price, which we refer to as the downside threshold price. The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly contingent coupon payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any potential redemption date (beginning approximately three months after the issue date), the closing price of the underlying shares is greater than or equal to the initial share price.

■    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the related potential redemption date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the final valuation date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return.

■    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

May 2019	PS-3

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a quarterly valuation date. The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Quarterly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

May 2019	PS-4

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-6.

May 2019	PS-5

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial share price:	$100.00
Hypothetical downside threshold price:	$75.00, which is 75.00% of the hypothetical initial share price
Hypothetical quarterly contingent coupon payment:	$0.24375 (2.4375% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, which begin approximately three months after the issue date. Because the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing price of the underlying shares on each potential redemption date is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$110.00	—*	$10.24375	$90.00	$0.24375	N/A
#2	N/A	N/A	N/A	$63.00	$0	N/A
#3	N/A	N/A	N/A	$60.00	$0	N/A
#4	N/A	N/A	N/A	$62.00	$0	N/A
#5	N/A	N/A	N/A	$59.00	$0	N/A
#6	N/A	N/A	N/A	$61.00	$0	N/A
#7	N/A	N/A	N/A	$58.00	$0	N/A
#8	N/A	N/A	N/A	$64.00	$0	N/A
#9	N/A	N/A	N/A	$56.00	$0	N/A
#10	N/A	N/A	N/A	$59.00	$0	N/A
#11	N/A	N/A	N/A	$125.00	—*	$10.24375
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

*The early redemption payment includes the unpaid quarterly contingent coupon payment with respect to the potential redemption date on which the closing price of the underlying shares is greater than or equal to the initial share price and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly contingent coupon = $10 + $0.24375 = $10.24375

In this example, the automatic early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupons.

May 2019	PS-6

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

In Example 2, the securities are automatically redeemed following the eleventh valuation date (which is the last potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. As the closing price of the underlying shares on the first valuation date is greater than the downside threshold price, you receive the quarterly contingent coupon payment of $0.24375 with respect to that valuation date. Following the eleventh valuation date (the last potential redemption date), you receive an automatic early redemption payment of $10.24375, which includes the quarterly contingent coupon payment with respect to the eleventh valuation date.

In this example, the automatic early redemption feature limits the term of your investment to approximately two years and nine months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupon payments. Further, although the underlying shares have appreciated by 25% from the initial share price on the eleventh valuation date, you only receive $10.24375 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $10.4875 per security.

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$55.00	$0	N/A	$59.00	$0	N/A
#2	$58.00	$0	N/A	$88.00	$0.24375	N/A
#3	$56.00	$0	N/A	$63.00	$0	N/A
#4	$62.00	$0	N/A	$85.00	$0.24375	N/A
#5	$58.00	$0	N/A	$57.00	$0	N/A
#6	$55.00	$0	N/A	$95.00	$0.24375	N/A
#7	$50.00	$0	N/A	$54.00	$0	N/A
#8	$41.00	$0	N/A	$56.00	$0	N/A
#9	$35.00	$0	N/A	$52.00	$0	N/A
#10	$22.00	$0	N/A	$57.00	$0	N/A
#11	$15.00	$0	N/A	$58.00	$0	N/A
Final Valuation Date	$0.00	$0	N/A	$90.00	—*	N/A
Payment at Maturity	$0.00			$10.24375

* The final quarterly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying shares remains below the downside threshold price on each valuation date throughout the term of the securities. As a result, you do not receive any quarterly contingent coupon payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold price, you receive a cash payment at maturity calculated as follows:

stated principal amount + (stated principal amount × share return) = $10 + ($10 × -100%) = $0.00

In this example, because the underlying shares have lost all of their value by the final valuation date, the payment you receive at maturity would be equal to zero, and you would lose your entire investment. You may lose up to all of your investment in the securities.

In Example 4, the closing price of the underlying shares decreases to a final share price of $90.00. As the closing price of the underlying shares on the second, fourth, and sixth valuation dates are greater than the downside threshold price, you receive the quarterly contingent coupon payment of $0.24375 with respect to each of those valuation dates, but not with respect to any other valuation date prior to the final valuation date. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive the stated principal amount plus a quarterly contingent coupon payment with respect to the final valuation date.

May 2019	PS-7

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

In this example, although the final share price represents a 10% decline from the initial share price, you receive the stated principal amount per security plus the quarterly contingent coupon payment, equal to a total payment of $10.24375 per security at maturity. The total payments on the securities will amount to $10.975 per security.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

May 2019	PS-8

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the downside threshold price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares is less than the downside threshold price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the downside threshold price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed, and the final share price will be less than the downside threshold price, such that you will suffer a substantial loss of principal at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately three months after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, beginning in August 2019 and ending in February 2022, the securities will be automatically redeemed if the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately three months. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

May 2019	PS-9

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the quarterly valuation dates and potential redemption dates, respectively, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs

May 2019	PS-10

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares over the term of the securities or in instruments related to the underlying shares over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

May 2019	PS-11

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S.

May 2019	PS-12

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion.

We will not be required to pay any additional amounts with respect to amounts withheld.

May 2019	PS-13

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Information About MetLife, Inc.

MetLife, Inc. provides individual insurance, employee benefits and financial services with operations throughout the United States, Japan, Latin America, Asia, Europe and the Middle East. The company's products include life insurance, annuities, automobile and homeowners insurance, retail banking, and other financial services to individuals, as well as group insurance. The underlying shares of MetLife, Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by MetLife, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-15787 through the SEC’s website at http://www.sec.gov. In addition, information regarding MetLife, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of MetLife, Inc. trade on the New York Stock Exchange under the ticker symbol “MET.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing price of the underlying shares for each day such price was available from January 2, 2014 to May 24, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of MetLife, Inc. – Historical Closing Prices January 2, 2014 to May 24, 2019

* The red line indicates the downside threshold price of $35.873, equal to 75.00% of the closing price on May 24, 2019.

May 2019	PS-14

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Common Stock of MetLife, Inc.	High	Low	Dividends
2014
First Quarter	$48.61	$41.94	$0.27500
Second Quarter	$50.39	$43.83	$0.35000
Third Quarter	$50.99	$45.52	$0.35000
Fourth Quarter	$50.22	$42.52	$0.35000
2015
First Quarter	$48.04	$41.44	$0.35000
Second Quarter	$51.42	$44.78	$0.37500
Third Quarter	$51.42	$41.05	$0.37500
Fourth Quarter	$46.06	$41.37	$0.37500
2016
First Quarter	$42.17	$31.38	$0.37500
Second Quarter	$41.79	$32.55	$0.40000
Third Quarter	$39.83	$33.73	$0.40000
Fourth Quarter	$51.14	$39.54	$0.40000
2017
First Quarter	$50.04	$45.80	$0.40000
Second Quarter	$49.07	$44.39	$0.40000
Third Quarter	$51.95	$46.68	$0.40000
Fourth Quarter	$55.73	$50.56	$0.40000
2018
First Quarter	$54.77	$44.08	$0.40000
Second Quarter	$48.46	$43.60	$0.42000
Third Quarter	$48.79	$43.40	$0.42000
Fourth Quarter	$47.77	$38.24	$0.42000
2019
First Quarter	$45.72	$40.87	$0.42000
Second Quarter (through May 24, 2019)	$48.13	$43.93	$0.00000

The closing price of the underlying shares on May 24, 2019 was $47.83.

On April 23, 2019, MetLife, Inc. declared a cash dividend of $0.44000 per share of common stock payable on June 13, 2019. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

May 2019	PS-15

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

May 2019	PS-16

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.20 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

May 2019	PS-17

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

May 2019	PS-18

Citigroup Global Markets Holdings Inc.
798,660 Contingent Income Auto-Callable Securities Due May 27, 2022 Based on the Performance of the Common Stock of MetLife, Inc. Principal at Risk Securities

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

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May 2019	PS-19